UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2009
Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14, rue de la Colombiere
1260 Nyon, Switzerland	NA
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +011 41 22 363 13 10
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The registrant (“Mymetics”), through its Board of Directors, elected Jacques Francois Martin to be a member of the Board to fill a vacancy on the Board. In addition, the Board elected Mr. Martin to be Chairman of the Board. Mr. Martin became a member of the Mymetics Board effective June 23, 2009. Mr. Martin is the former CEO of a predecessor company to Sanofi-Pasteur and former CEO of Institut Merieux. Mr. Martin is currently Chairman and CEO of Parteurop SAS, a biotech consulting company based in Lyon France, a position that he has held for the last five years. Mr. Martin also agreed to become the President and CEO of Mymetics effective July 1, 2009. Mymetics will be negotiating the terms of Mr. Martin’s executive employment agreement during the next several days. Mr. Martin serves on the boards of several European companies, including Vetoquinol SA, Parteurop Developpement, Humalys SAS. Mr. Martin holds an MBA from the Ecole des Hautes Etudes Commerciales, is a member of the French Academy of Technologies and an officer in the French Order of Merit. Mr. Martin received 1,000,000 shares of Mymetics common stock for his prior consulting services. Christian Rochet resigned as President and CEO of Mymetics effective July 1, 2009.
Item 8.01 Other Events.
     Mymetics issued a press release dated June 25, 2009 announcing the election of Jacques-Francois Martin to Mymetics’ Board of Directors and his agreement to serve as President and CEO of Mymetics. A copy of the press release is attached hereto and incorporated herein as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
     99.1 Press Release

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 25, 2009	MYMETICS CORPORATION
	By:	/s/ Ernst Luebke
Ernst Luebke
Chief Financial Officer